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33069.00001                                                         Exhibit (i)

April 9, 2002

VIA EDGAR

PayPal Funds
1840 Embarcadero  Road, East
Palo Alto, California 94303

Re:      PayPal Money Market Fund

Ladies and Gentlemen:

We have acted as counsel to PayPal Funds, a Delaware business trust (the "Trust"), in connection with Post-Effective Amendment Number 6 to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission (the "Post-Effective Amendment") and relating to the issuance by the Trust of an indefinite number of $0.01 par value shares of beneficial interest (the "Shares") of the series of the Trust called the PayPal Money Market Fund (the "Fund").

In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:

         (a) the Trust's Trust Instrument, dated June 3, 1999, as amended on September 3, 1999 (the "Declaration of Trust"). The Trust Instrument, as amended, has been in full force and effect from June 3, 1999, through the date hereof;

         (b) the Trust's Certificate of Trust as executed on June 3, 1999, and originally filed with the Secretary of State of Delaware on June 7, 1999 (the "Certificate of Trust"), and as amended on February, 13, 2001, and filed with the Secretary of State of Delaware on February 14, 2001. The Certificate of Trust, as amended, has been in full effect from June 7, 1999, through the date hereof;

         (c) the Trust's Bylaws, which have been in full force and effect without amendment from September 13, 1999, through the date hereof;

         (d) resolutions of the Trustees of the Trust adopted or ratified at meetings on September 13, 1999, March 23, 2000, November 14, 2000, January 8, 2001 and February 12, 2002; and

         (e) the Post-Effective Amendment.

Our opinion below is limited to the federal law of the United States of America and the business trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code and the case law interpreting such Chapter as reported in Delaware Laws Affecting Business Entities Annotated (Aspen Law & Business, 2001 fall edition) as updated on Lexis (an electronic database) in February, 2002. We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Trust's Prospectus included in the Post-Effective Amendment and in accordance with the Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Trust, the Shares will be legally issued, fully paid and nonassessable.

This opinion is rendered to you in connection with the Post-Effective Amendment and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the applicable Post-Effective Amendment, and (ii) the filing of this opinion as an exhibit to those Post-Effective Amendment.

                                  Very truly yours,

                                  /s/ PAUL, HASTINGS, JANOFSKY & WALKER LLP